                                                                 EXHIBIT 99.46


SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

----------------------------------------X  Index No. 00-603784
HARBOR FINANCE PARTNERS, on behalf      :
of itself and all others similarly      :  Purchased and filed on:
situated,                               :  September 1, 2000
                                        :
                     Plaintiff,         :  Plaintiff designates
                                        :  New York County as
      - against -                       :  the place for trial
                                        :
AXA FINANCIAL, INC., AXA GROUP,         :  JURY TRIAL DEMANDED
EDWARD D. MILLER, CLAUDE BEBEAR,        :
JOHN S. CHALSTY, FRANCOISE COLLOC'H,    :
HENRI DE CASTRIES, CLAUS-MICHAEL DILL,  :
JOSEPH L. DIONNE, JEAN-RENE FOURTOU,    :
DONALD J. GREENE, ANTHONY J. HAMILTON,  :
JOHN T. HARTLEY, JOHN H.F. HASKELL, JR.,:
MICHAEL HEGARTY, NINA HENDERSON,        :  The basis of venue is
W. EDWIN JARMAIN, DIDIER                :  place of business of
PINEAU-VALENCIENNE, GEORGE J.           :  defendants
SELLA, JR., PETER J. TOBIN,             :
and DAVE H. WILLIAMS,                   :
                                        :  Plaintiff resides in
                                        :  Dade County, Florida
                                        :
                    Defendants.         :  S U M M O N S
----------------------------------------X
To the above named defendants:

                YOU ARE HEREBY SUMMONED to answer the complaint in this action and to serve a copy of your answer, or, if the complaint is not served with this summons, to serve a notice of appearance, on the Plaintiff's Attorneys within 20 days after service of this summons, exclusive of the day of service (or within 30 days after the service is complete if this summons is not personally delivered to you within the State of New York); and in case of your failure to appear or answer, judgment will be taken against you by default for the relief demanded in the complaint.

Defendants' address:
c/o AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104

Dated: September 1, 2000

                                                WECHSLER HARWOOD HALEBIAN
                                                  & FEFFER LLP


                                                By: /s/ Robert I. Harwood
                                                    ---------------------------
                                                Robert I. Harwood
                                                488 Madison Avenue
                                                New York, New York 10022
                                                (212) 935-7400

                                                Attorneys for Plaintiff

        SUPREME COURT OF THE STATE OF NEW YORK
        COUNTY OF NEW YORK
        -----------------------------------------x
                                                 :
        HARBOR FINANCE PARTNERS,                 : Index No. 00-603784
        individually And                         :
        On Behalf Of A Class Of Persons          :
        Similarly Situated,                      :
                                                 :
                               Plaintiff,        :
                                                 :
           - against -                           :
                                                 :
        AXA FINANCIAL, INC., AXA GROUP,          : JURY TRIAL DEMANDED
        EDWARD D. MILLER, CLAUDE BEBEAR,         : -------------------
        JOHN S. CHALSTY, FRANCOISE COLLOC'H,     :
        HENRI DE CASTRIES, CLAUS-MICHAEL DILL,   :
        JOSEPH L. DIONNE, JEAN-RENE FOURTOU,     :
        DONALD J. GREENE, ANTHONY J. HAMILTON,   :
        JOHN T. HARTLEY, JOHN H.F. HASKELL, JR., :
        MICHAEL HEGARTY, NINA HENDERSON,         :
        W. EDWIN JARMAIN, DIDIER                 :
        PINEAU-VALENCIENNE, GEORGE J.            :
        SELLA, JR., PETER J. TOBIN,              :
        and DAVE H. WILLIAMS,                    :
                                                 :
                               Defendants.       :
        -----------------------------------------x

                             CLASS ACTION COMPLAINT

      Plaintiff, individually and on behalf of all other persons similarly situated, by its undersigned attorneys, for its consolidated class action complaint, alleges upon personal knowledge as to itself and its own acts, and upon information and belief as to all other matters, based upon, inter alia, the investigation made by and through its attorneys, which investigation included, among other things, a review of the public documents, published reports and news articles, as follows:

                              NATURE OF THE ACTION

      1. Plaintiff brings this action on behalf of itself and the public shareholders of defendant AXA Financial, Inc. ("AXA" or the "Company") a majority owned subsidiary of defendant AXA

                                                                              I.

Group, ("AXA Group"), its French parent, to enjoin a proposed coercive, deceptive and fraudulent minority freeze out ("the buy out") of the public shareholders of the Company via an inadequate offer by defendant AXA Group or, in the alternative, to obtain rescission or damages if the buy out is consummated.

      2. Defendant AXA Group, which owns approximately 60% in AXA seeks to eliminate the public shareholders of AXA by acquiring the remaining approximately 40% of the Company that it does not own at a grossly inadequate price of $53.50 per share or a total of $10.4 billion. Defendant AXA is controlled by its majority shareholder. The Director Defendants identified below owe the highest fiduciary duty to be scrupulously fair in their dealings with the minority shareholders of AXA. The proposed buy out constitutes self dealing, deception, unfair dealing, overreaching and a breach of fiduciary duty to AXA's minority shareholders.

                                   THE PARTIES

      3. Plaintiff owns shares of AXA stock and has held such shares up to and including the announcement of the proposed buy out.

      4. Defendant AXA is a Delaware corporation with its principal place of business at 1290 Avenue of the Americas, New York, New York. AXA is an international group of insurance and related financial services companies. AXA's insurance operations include activities in life insurance, property and casualty insurance and reinsurance. As of May 17, 2000, AXA had approximately 432,000,000 shares outstanding, which are traded on the New York Stock Exchange.

      5. Defendant AXA Group, AXA's parent is organized under the laws of the republic of France. Defendant AXA Group, by reason of its majority ownership and control of AXA, is in a fiduciary relationship with plaintiff and the other public shareholders of AXA, and owes to them the highest obligations of good faith, loyalty and fair dealing and to avoid self-dealing transactions which benefit themselves at the expense of the other shareholders of the Company. Defendant AXA Group is sued herein because it has breached these fiduciary duties.

      6. Defendant Edward D. Miller ("Miller") is a director of the Company. Miller was President and Chief Executive Officer of the Company since August 1997. He was President of Equitable Life from August 1997 to January 1998 and has been Chairman of Equitable Life since January 1998 and Chief Executive Officer and a Director of Equitable Life since August 1997. He is also a Member of AXA's Management Board (since January 2000). Prior thereto, he was a Senior Executive Vice President of AXA. From 1996 to 1997, he was Senior Vice Chairman of Chase Manhattan Corporation. Prior thereto, he was President of Chemical Bank (which merged with Chase in 1996) from 1994 to 1996 and Vice Chairman from 1991 to 1994. He is also a Director of various AXA Financial subsidiaries, including Donaldson Lufkin & Jenrette ("DLJ") and Alliance Capital Management Corporation, the general partner of Alliance Holding and Alliance; AXA Canada; and KeySpan

Energy Corporation, formed as a result of the merger of Long Island Lighting Company and Brooklyn Union Gas Co.

      7. Defendant Claude Bebear ("Bebear"), formerly Chairman of the Board of the Management (formerly Executive) Board (Chief Executive Officer) of AXA since January 1997 is a director of the Company. Prior thereto, he was Chairman and Chief Executive Officer of AXA from 1989 until January 1997 and Chief Executive Officer from 1974 to 1989.

      8. Defendant John S. Chalsty ("Chalsty"), Chairman of DLJ (since February
1996) is a director of the Company. Chalsty was Senior Executive Vice President of AXA from January 1997 until January 2000, Chief Executive Officer of DLJ from 1986 to February 1998, and President of DLJ from 1986 to February 1996. Director of DLJ since 1971 and Director of IBP, Inc., Sappi Limited, and Occidental Petroleum Corporation. From 1990 to 1994 Chalsty served as Vice Chairman of the New York Stock Exchange, Inc.

      9. Defendant Francoise Colloc'h ("Colloc'h"), a director of the Company, is a member of the AXA Management Board and Group Executive President, Human Resources, Communication and Synergies of AXA since January 2000. Prior thereto, she was Senior Executive Vice President (1993-2000), Executive Vice President
(1993), Senior Vice President-Management and Communication (1992), and a Vice President (1984-1992) of AXA. She is also a Director or officer of various subsidiaries and affiliates of the AXA Group. Colloc'h has been a director of Equitable Life since July 1992.

                                                                              I.

      10. Defendant Henri de Castries ("Castries") has been the Chairman of the Board of the Company since April 1998, Vice Chairman from February 1996 to April 1998, Vice Chairman of AXA's Management Board (since January 2000), and a director of the Company. Prior thereto, he was Senior Executive Vice President Financial Services and Life Insurance Activities in the United States, Germany, the United Kingdom and Benelux from 1996 to 2000; Executive Vice President Financial Services and Life Insurance Activities from 1993 to 1996; General Secretary from 1991 to 1993; and Central Director of Finances from 1989 to 1991 of AXA. Castries is also a Director or officer of various subsidiaries and affiliates of the AXA Group. He is also a Director of DLJ and Alliance Capital Management Corporation, the general partner of Alliance Holding and Alliance. Castries has been a director of Equitable Life since September 1993.

      11. Defendant Claus-Michael Dill ("Dill") is Chairman of the Management Board of AXA Colonia Konzern AG and affiliated companies since June 1999 and a director of the Company. Prior thereto, Dill was a member of the Management Board of the same companies from April 1999 until June 1999, and a member of the Holding Management Board of Gerling-Konzern from 1995 until April 1999. From 1988 until 1995, he was a member of the management boards of a number of Swiss Reinsurance subsidiaries. He is also a member of the Executive Board of AXA, and serves as Director or officer of various subsidiaries and affiliates of the AXA Group. He is also a Member of the Supervisory Board of Deutsche

Arzteversicherung AG, Kolnische Ruckversicherung-Gesellschaft AG and Rheinboden Hypothekenbank AG.

      12. Defendant Joseph L. Dionne ("Dionne") retired as Chairman of The McGraw-Hill Companies in January 2000. Prior thereto, he held the positions of Chairman and Chief Executive Officer of The McGraw-Hill Companies. In addition to being a director of the Company, Dionne serves as a director of The McGraw-Hill Companies, Harris Corporation and Ryder System, Inc. Dionne has served as a director of Equitable Life since May 1982.

      13. Defendant Jean-Rene Fourtou ("Fourtou"), a director of the Company, has been a Vice Chairman of the Management Board of Aventis (formerly Rhone-Poulenc, S.A.) since December 1999. Prior thereto, Fourtou was Chairman and Chief Executive Officer of Rhone-Poulenc, S.A. from 1986 until December 1999. Fourtou is a member of the Supervisory Board of AXA. Fourtou also serves as a director of Schneider Electric (formerly Schneider S.A.), Paribas, and Groupe Pernod-Ricard. He is a member of the Consulting Council of Banque de France and has been a director of Equitable Life since July 1992.

      14. Defendant Donald J. Greene ("Greene"), a director of the Company, is Of Counsel to LeBoeuf, Lamb, Greene & MacRae, L.L.P. Greene has been a director of Equitable Life since July l99l.

      15. Defendant Anthony J. Hamilton ("Hamilton") is a director of the Company. Hamilton is Group Chairman and Chief Executive of Fox-Pitt, Kelton Group Ltd., the London and New York based investment banking firm, which Hamilton joined in 1978. Hamilton is the Non-executive Chairman of Byas, Mosley Group Ltd. and a director of various Fox-Pitt, Kelton and Byas, Mosley Group companies. He is also a member of the Supervisory Board of AXA and Director of Sun Life & Provincial Holdings plc. Hamilton was a director of Equitable Life from December 1995 until June 1996.

      16. Defendant John T. Hartley ("Hartley") retired as Chairman and Chief Executive Officer of Harris Corporation in July 1995. He also serves as a director of Harris Corporation and The McGraw-Hill Companies and has been a director of Equitable Life since August 1987.

      17. Defendant John H.F. Haskell, Jr. ("Haskell") is a director of the Company. Haskell has been a Senior Advisor of Warburg Dillon Read LLC since 1999. Prior thereto, he was Managing Director and a member of its Board of Directors. Haskell is a director of Pall Corporation, and was Chairman of the Supervisory Board of Dillon Read (France) Gestion until 1998).

      18. Defendant Michael Hegarty ("Hegarty") is a director of the Company. Hegarty has been a Senior Vice Chairman of the Company since November 1999 and Chief Operating Officer since February 1998; Vice Chairman of the Company from April 1998 to November 1999; and Senior Executive Vice President of the Company from January 1998 to April 1998. Hegarty has also been a Director and President of Equitable Life since January 1998 and Chief operating Officer since February 1998. From 1996 to 1997 Hegarty was Vice Chairman of Chase Manhattan Corporation. Prior thereto, he was Vice Chairman (1995-1996) and Senior Executive Vice President (1991-1995) of Chemical Bank, which merged with Chase in 1996. Hegarty is a member of the Executive Board of AXA and a director of various AXA Financial subsidiaries.

      19. Defendant Nina Henderson ("Henderson") is a director of the Company and is Corporate Vice President of Core Business Development of Bestfoods. Prior thereto, she was President of Bestfoods Grocery and Vice President of Bestfoods from 1997 until 1999, and president of Bestfoods Specialty Markets Group from 1993 until 1997. Henderson also serves as a director of Hunt Corporation and PACTIV Corporation (formerly known as Tenneco Packaging).

      20. Defendant W. Edwin Jarmain ("Jarmain") is a director of the Company and has been President of Jarmain Group Inc. since 1979. He also serves as an officer or director of several affiliated companies. Jarmain is a director of Equitable Life, DLJ, AXA Insurance (Canada), Anglo Canada General Insurance Company, and AXA Pacific Insurance Company, and an Alternate Director of AXA Asia Pacific Holdings Limited. He served as non-executive Chairman and Director of FCA International Ltd. from January 1994 until May 1998 and has been a director of Equitable since July 1992.

      21. Defendant Didier Pineau-Valencienne ("Pineau-Valencienne") is a director of the Company. He is Vice Chairman of Credit Suisse First Boston. From 1981 to February 1999, he was Chairman and Chief Executive Officer of Schneider Electric, of which he became Honorary Chairman in February 1999. Pineau-Valencienne was a director of the Company and Equitable Life from July 1992 to February 1995, a member of the Supervisory Board of AXA, director of CGIP, Aventis (formerly Rhone-Poulenc, S.A.), Sema Group PLC (UK), Soft Computing, and Swiss Helvetic Fund; and a member of the Advisory Board of Booz-Allen & Hamilton. He has also served as a director of Equitable Life since February 1996.

      22. Defendant George J. Sella, Jr. ("Sella") is a director of the Company. Sella retired as Chairman and Chief Executive Officer of American Cyanamid Company in April 1993. He also serves as a director of Coulter Pharmaceutical and a director of Equitable Life.

      23. Defendant Peter J. Tobin ("Tobin") is a director of the Company. Tobin is the dean of the Peter J. Tobin College of Business Administration of St. John's University since August 1998. He was Chief Financial Officer at Chase Manhattan Corporation from 1996 to 1997. Prior thereto, he was Chief Financial Officer of Chemical Bank (which merged with Chase in 1996) from 1991 to 1996. He is a director of The CIT Group, Inc., H.W. Wilson Company and P.A. Consulting and has been a director of Equitable Life since March 1999.

      24. Defendant Dave H. Williams ("Williams") is a director of the Company. Williams is Chairman of the Board of Directors of Alliance Capital Management Corporation ("Alliance") and is Chairman or a director of numerous subsidiaries and affiliates of Alliance. He was Senior Executive Vice President of

AXA from January 1997 until January 2000. Williams has been a director of Equitable Life since March 1991.

      25. The defendants listed in paragraphs 6 through 24 are hereinafter referred to as the "Individual Defendants." The Individual Defendants, by reason of their corporate directorship and/or executive positions, are fiduciaries to and for the Company's shareholders, which fiduciary relationship requires them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company's shareholders.

      26. Each Individual Defendant herein is sued individually as a conspirator and aider and abettor, as well as in his capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                            CLASS ACTION ALLEGATIONS

      27. Plaintiff brings this action on its own behalf and as a class action on behalf of all AXA shareholders as of August 30, 2000 and their successors in interest (the "Class"), who are or will be deprived of their equity interest in AXA at an unfair price under the proposed buy out of the Company's public shareholders through the wrongful acts described herein. Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with defendants.

      28. This action is properly maintainable as a class action pursuant to CPLR 901 for the following reasons:

          a. The Class of AXA shareholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable. There are more than 432,000 shares of the Company's stock outstanding, approximately 40% of which are held by the public.

          b. There are thousands holders of record of the Company's common stock, hundreds of which were holders of record in the United States. The exact current number of Class members is unknown to plaintiff at this time and can only be ascertained through appropriate discovery.

          c. There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting only individual members. The common questions include, inter alia, the following:

               (1) whether defendants have engaged in a plan and scheme to deceive and coerce the minority public shareholders of AXA to sell their shares at a grossly inadequate price and to enrich themselves at the expense of these public minority shareholders;

               (2) whether the proposed freeze-out is grossly unfair to the Company's minority public shareholders;

               (3) whether defendants have engaged and are continuing to engage in a plan and scheme to eliminate the Company's minority public shareholders through unfair means and devices;

               (4) whether defendants are engaged in self-dealing by reason of the proposed acquisition;

               (5) whether the directors of the Company are independent of AXA Group or have a disabling conflict of interest;

               (6) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and

               (7) whether defendants have breached the fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

          d. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

                             SUBSTANTIVE ALLEGATIONS

      29. On August 30, 2000, AXA Group announced that it would acquire all of the outstanding shares of AXA it did not already own. Under the proposal, AXA shareholders would receive consideration consisting of $32.10 in cash and 0.1271 of an AXA Group American Depositary share with a total purported value of $53.50 per AXA share. This announcement was made following a phenomenal year of growth. The stock price has risen by 54%.

      30. The buy out proposal is contingent on the completion of a previously announced transaction whereby AXA would sell its 71% interest in DLJ to Credit Suisse Group of Zurich.

      31. In response to the announcement of the offer, AXA stock rose 6 cents per share to $52.38. Several analysts following the Company downgraded their ratings of AXA on August 31, 2000.

      32. The offered consideration is grossly inadequate and unfair in light of the Company's financial performance and future prospects and the current and projected market value of AXA's shares. As reported in the financial media by numerous analysts including Morningstar.com, AXA beat earnings estimates and reported second quarter net revenues of $2.8 billion. An August 2, 2000, Morningstar.com wire story characterized the Company's long-term fundamentals as "compelling."

      33. Obtaining control over the Company will provide substantial financial benefits to AXA Group, which benefit is not reflected in the buy out offer to be made to AXA's minority shareholders. Thus, the AXA Group is seeking to eliminate AXA's public shareholders at a grossly inadequate and unfair price.

      34. Defendants AXA Group as the majority controlling shareholders of the Company, and the Individual Defendants, owe the Company's minority public shareholders the highest duty of loyalty, honesty and fairness. These defendants have breached their fiduciary duties to the minority shareholders by not having AXA Group offer a fair price to the minority.

      35. Because AXA Group owns a majority of the equity of AXA, it would be practically impossible for any other bidder to fairly bid for control of AXA without its consent and cooperation.

      36. The proposed consideration to be paid to the public shareholders is grossly unfair, inadequate and substantially below the fair or inherent value of AXA. Its value is materially greater than the consideration being offered, taking into account the Company's financial results, the strength of its business, its future prospects, its assets and earnings power, as well as its market price.

      37. The proposed transaction will deny plaintiff and other Class members their rights to share proportionately in the true value of AXA's assets and future growth in profits and earnings. AXA Group intend to appropriate these assets and the ongoing business for themselves at a price which is substantially less than its fair market value.

      38. The proposed consideration is not the result of arm's-length negotiations and is not based upon an independent evaluation of the current value of the Company's assets or business, but was fixed arbitrarily as part of defendants' unlawful plan and scheme to obtain AXA at the lowest possible price.

      39. Defendants are not acting in good faith toward plaintiff and the Class; have breached and are breaching their fiduciary duties to plaintiff and the Class; and have willfully participated in unfair dealing toward plaintiff and the Class.

      40. As a result of the actions of the defendants, plaintiff and other members of the Class have been and will be damaged in that they are the victims of unfair dealing and are not receiving the fair value of their interests in the Company.

      41. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and will succeed in their plan to enrich themselves by excluding plaintiff and other members of the Class from their fair proportionate share of the Company, all to the irreparable harm of plaintiff and the Class.

      42. The acts and transactions causing injury to plaintiff and the Class have occurred and will occur in this district if the proposed merger is consummated.

      43. Plaintiff and the Class have no adequate remedy at law.

      WHEREFORE, plaintiff, on behalf of itself and the Class, pray for judgment and relief as follows:

      A. Declaring this action to be a proper class action and certifying plaintiff as the representative of the Class;

      B. Declaring that defendants have committed a gross abuse of trust and have breached their fiduciary and other duties to plaintiff and other members of the Class;

      C. Enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed buy out;

      D. In the event the proposed buy out is consummated, rescinding it and setting it aside or granting plaintiff and the other members of the Class rescissionary damages;

      E. Requiring defendants to account to plaintiff and the Class for all profits obtained from the breaches of fiduciary duty alleged herein;

      F. Awarding plaintiff and the Class compensatory damages, together with appropriate prejudgment interest at the minimum rate allowable by law;

      G. Awarding plaintiff and the Class their costs and expenses for the litigation, including reasonable attorneys' fees and other disbursements; and

      H. Granting such other and further relief as this Court deems to be necessary and appropriate.

       Dated:  New York, New York
               September 1, 2000
                                                 WECHSLER HARWOOD HALEBIAN
                                                   & FEFFER LLP


                                             By: /s/ Robert I. Harwood
                                                 -----------------------------
                                                 Robert I. Harwood
                                                 488 Madison Avenue, 8th Floor
                                                 New York, NY 10022
                                                 (212) 935-7400

                                                 Attorneys for Plaintiff

      SUPREME COURT OF THE STATE OF NEW YORK
      COUNTY OF NEW YORK

================================================================================
      HARBOR FINANCE PARTNERS, individually                   : Index No.
      And On Behalf Of A Class Of Persons Similarly Situated, : 00-603784
                                                              :
                                  Plaintiff,                  :
           - against -                                        :
                                                              :
      AXA FINANCIAL, INC., AXA GROUP,                         :
      EDWARD D. MILLER. CLAUDE BEBEAR,                        :
      JOHN S. CHALSTY, FRANCOISE COLLOC'H,                    :
      HENRI DE CASTRIES, CLAUS-MICHAEL DILL,                  :
      JOSEPH L. DIONNE, JEAN-RENE FOURTOU,                    :
      DONALD J. GREENE, ANTHONY J. HAMILTON,                  :
      JOHN T. HARTLEY, JOHN H.F. HASKELL, JR.,                :
      MICHAEL HEGARTY, NINA HENDERSON, W. EDWIN               :
      JARMAIN, DIDIER PINEAU-VALENCIENNE, GEORGE J.           :
      SELLA, JR., PETER J. TOBIN, and DAVE H. WILLIAMS,       :
                                 Defendants.                  :
================================================================================

                      SUMMONS AND COMPLAINT

================================================================================

             WECHSLER HARWOOD HALEBIAN & FEFFER LLP

         Attorneys for    Plaintiff

                          488 MADISON AVENUE
                          NEW YORK. N.Y. 10022
                          (212) 935-7400

================================================================================

To:                                        Service of a copy of the within
                                           is hereby admitted.

                                           Dated __________________________

                                           ________________________________

Attorney(s) for
================================================================================

PLEASE TAKE NOTICE:
|_| NOTICE OF ENTRY
that the within is a (certified) true copy of an duly entered in the office or the clerk of the within named court on

|_| NOTICE OF SETTLEMENT
that an                                           , of which the within is a
true copy, will be presented for settlement to the Hon.
one of the judges of the within named Court, at
                         on                       , at
Dated:
                                                         Yours, etc.
                                          WECHSLER HARWOOD HALEBIAN & FEFFER LLP

                                           Attorneys for

                                                     411 MADISON AVENUE
To:                                                 NEW YORK, N.Y. 10022
Attorneys for                                          (212) 935-7400